EXHIBIT 10.57

AVENANT AU CONTRAT DE TRAVAIL	AMENDMENT TO THE EMPLOYMENT CONTRACT

ENTRE	BETWEEN
La Société BRADY GROUPE S.A.S., société anonyme, immatriculée au Registre du Commerce et des Sociétés de Roubaix-Tourcoing sous le numéro 383 064 557 00036, dont le siège social est situé à RONCQ (59436), représentée par Monsieur J Michael Nauman, en sa qualité de Président de Brady Groupe S.A.S

BRADY GROUPE S.A.S., a French public limited company, registered with the trade registry of Roubaix-Tourcoing, whose head office is at RONCQ (59436), represented by Mr. J Michael Nauman, as President of Brady Groupe S.A.S.

(Ci-après dénommée la « Société ») D’une part,	(Hereinafter “the Company”) On the one hand,
ET	AND

Monsieur Pascal DEMAN, né le 09 mai 1965 à Oostende (Belgique), de nationalité Belge.	Mr. Pascal DEMAN, born on 9 May 1965 at Oostende (Belgique), Belgium National.
(Ci-après dénommé « Le Salarié ») D’autre part.	(Hereinafter “the Employee”) On the other hand.
La Société et Pascal Deman seront ci-après dénommés collectivement les « Parties » et individuellement une « Partie ».	The Company and Pascal Deman will hereinafter be referred to collectively as the "Parties" and individually as a "Party".

IL A PREALABLEMENT ETE RAPPELE CE QUI SUIT :	THE FOLLOWING IS REMINDED :
Le Salarié a été embauché par la Société le 1[e] février 2014, et un contrat de travail à durée indéterminée a été conclu par les Parties à cette occasion (ci-après le « Contrat »).

Les Parties entendent modifier le Contrat du Salarié par la signature du présent avenant.

The Employee was hired by the Company on February 1, 2014, and an employment contract for an indefinite term was entered into by the Parties on this occasion (hereinafter the "Contract").

The Parties intend to amend the Employee's Contract by signing this amendment.

CECI AYANT ETE EXPOSE, IL EST CONVENU CE QUI SUIT :	THIS HAVING BEEN STATED, IT IS AGREED AS FOLLOWS:
Article 1 - Attributions et fonctions	Article 1 - Duties and functions
A compter du 3 janvier 2020, le Salarié exercera les fonctions de « Vice President and General Manager, WPS ».

Les fonctions confiées au Salarié sont par nature évolutives et pourront évoluées en fonction des nécessités de fonctionnement de la Société.

Elles lui seront précisées autant que de besoin par son supérieur hiérarchique.

As of January 3, 2020, the Employee will act as Vice President and General Manager, WPS.

The functions entrusted to the Employee are by nature evolving and may change according to the Company's operating requirements.

They will be specified to him as necessary by his supervisor.

Article 2 – Rémunération	Article 2 – Remuneration
En contrepartie de son activité, le Salarié recevra une rémunération annuelle brute fixe forfaitaire de 255.550 euros (deux-cent cinquante cinq mille cinq-cents cinquante Euros).	In return for his or her activity, the Employee will receive a gross fixed annual remuneration of EUR 255,550 (two hundred fifty-five thousand, five hundred fifty euros).
En plus de la rémunération fixe visée ci-dessus, le Salarié pourra percevoir une rémunération variable d’un montant correspondant à 50% de sa rémunération annuelle brute fixe (ci-après dénommée la « Rémunération Variable ») calculée de la façon suivante:
In addition to the fixed annual remuneration referred to above, the Employee may receive variable compensation in an amount corresponding to 50% of his gross fixed annual remuneration (hereinafter referred to as the "Variable Remuneration") calculated as follows:
RV = P1 - PL
Où :

•RV = la Rémunération Variable ;

•P1 = une prime de 50% de la rémunération brute annuelle fixe en fonction des performances du groupe Brady pendant l’exercice de référence, calculée en fonction du Bonus Plan applicable au Salarié.

•PL = la participation légale du Salarié au titre de l’exercice de référence.

RV = P1 – PL
Where:

•RV = Variable Remuneration;

•P1 = a bonus of 50% of the gross annual fixed remuneration based on the Brady Group's performance during the reference year, calculated according to the Bonus Plan applicable to the Employee.

•PL = The legal profit-sharing for the reference year.

Il est entendu que le bonus correspondant à P1 pourra être revu et modifié chaque année de manière unilatérale par la Société.	It is understood that the bonus corresponding to P1 may be unilaterally reviewed and modified each year by the Company.
Article 3 – Autres avantages	Article 3 – Other Benefits
Le Salarié bénéficiera d’avantages dit « equity benefits » dans des conditions précisées par une lettre d’attribution. Les conditions de ces « equity benefits » seront définis unilatéralement et pourront être modifiés à la seule discrétion de la Société et du Groupe auquel elle appartient. Le Salarié n’a aucun droit acquis à bénéficier de ces « equity benefits ».

The Employee will benefit from so-called "equity benefits" under conditions specified by a letter of attribution. The conditions of these equity benefits will be defined unilaterally and may be modified at the sole discretion of the Company and the Group to which it belongs. The Employee has no acquired right to benefit from these equity benefits.

Le Salarié est admissible au programme de santé réservé aux cadres du groupe Brady offert par la Clinique Mayo. Le Salarié se verra remboursé sur présentation des justificatifs.	The Employee is eligible for the Brady Group Executive Health Program offered by the Mayo Clinic. The Employee will be reimbursed upon presentation of the supporting documents.
Le Salarié pourra bénéficié d’un remboursement de services de planification financière personnelle et de préparation des déclarations de revenus dans une limite de 10. 000 euros par an (dix mille euros). Il est à noter que la planification successorale, les frais d'avocat, les frais de placement ou de courtage sont exclus de ce remboursement

The Employee will be eligible to be reimbursed for personal financial planning and tax preparation services with an annual reimbursement of up to EUR 10,000 (ten thousand euros). Note that estate planning, attorney fees, investment or brokerage fees are excluded from this reimbursement.
L'employé recevra une prime de fidélité le 3 janvier 2020. Elle prendra la forme d'une attribution d'actions (one-time equity grant) de 75 000 dollars US (soixante-quinze mille dollars US).	The Employee will receive a retention award on January 3, 2020. It will take the form of a one-time equity grant of USD $75,000 (seventy five thousand US dollars).
Ces avantages sont liées au poste de « Vice President and General Manager, WPS ». Ils cesseront de s’appliquer immédiatement dès lors que le Salarié n’occupera plus ce poste.	These benefits are related to the position of Vice President and General Manager, WPS. They will cease to apply immediately as soon as the Employee no longer occupies this position.
Article 4 – Participation à l’actionnariat	Article 4 – Shareholding
Le Salarié aura l’obligation, au plus tard à la date du 5ème anniversaire du présent avenant, de détenir une participation en capital de Brady Corporation dont la valeur devra au moins être égale à l’équivalent de 2 fois le salaire annuel brut de base du Salarié

The Employee will be required, no later than on the 5th anniversary of this amendment, to hold an equity interest in Brady Corporation, the value of which shall be at least equal to the equivalent of twice the Employee's annual gross base salary.

Article 5 – Modification des fonction	Article 5 – Modification of position
Si le Salarié devait changer de poste à son initiative ou à la demande la Société, le Salarié accepte négocier avec la Société une rémunération et des avantages (de quelque nature qu’ils soient) alignés avec son nouveau poste. Cela implique que la rémunération et les avantages (de quelque nature qu’ils soient) pourraient être d’un niveau inférieur à ceux dont il bénéficie sur son poste de « Vice President and General Manager, WPS »

Should the Employee change his position at his own initiative or at the request of the Company, the Employee agrees to negotiate with the Company remuneration and benefits (of any kind) in line with his new position. This implies that the remuneration and benefits (of whatever nature) may be at a lower level than those enjoyed in the position of Vice President and General Manager, WPS.

Article 6 – Non-sollicitation	Article 6 – Non-solicitation
Le Salarié s’engage, pendant toute la durée de son Contrat et pendant une durée de 12 mois à compter de la date de son départ effectif de la Société :

- à ne pas offrir de poste à toute personne ayant travaillé pour la Société au cours des 12 mois précédant son départ, et à ne pas tenter, de quelque manière que ce soit, directement ou indirectement, de convaincre ou d'inciter l'une de ces personnes à accepter un autre poste et/ou à quitter la Société ;

- à ne pas recruter, ou faire recruter par un tiers avec lequel le Salarié entretient des relations d'affaires, une personne ayant travaillé pour la Société au cours d'une période de 12 mois précédant ce départ.
For the whole term of his Contract and for a term of 12 months as from the date of his actual departure from the Company, the Employee agrees:

- not to offer any employment whatsoever to any person who, during the period of 12 months preceding such departure, was an employee of the Company, or to attempt, through any means whatsoever, whether directly or indirectly, to persuade or to encourage such person to accept other employment and/or to leave the Company; and

- not to hire, or to have a third party with whom the Employee has business dealings hire, any person who, during the period of 12 months preceding such departure, was an employee of the Company.

Article 7 – Non-Concurrence	Article 7 – Non-compete
Compte tenu de la nature des fonctions du Salarié ainsi que des responsabilités qui lui sont confiées, les Parties conviennent d’une obligation de non-concurrence qui a vocation à prendre effet à l’issue de la relation de travail, c’est-à-dire à la date de cessation des fonctions du Salarié au sein de la Société.

A l’issue du présent Contrat, et afin de protéger les intérêts légitimes de la Société, les Parties conviennent que le Salarié s’interdit d’exercer, directement ou indirectement, une activité concurrente à celle de la Société et plus particulièrement toute activité liée à la fabrication ou à la commercialisation de solutions qui identifient et protègent les personnes, les produits et les lieux.

L’interdiction de concurrence restera contraignante pour une durée de 12 mois à compter de la date de cessation des fonctions de l’Employé dans la Société.
Cette interdiction de non-concurrence porte sur les territoires suivants : Belgium and France.

Le Salarié reconnaît que les conditions d’application de l’obligation de non-concurrence telles qu’exposées ci-dessus ne l’empêchent pas d’exercer une activité conforme à son expérience et à sa formation et ne portent pas atteinte à sa liberté de travail.

En cas d’application de la clause de non-concurrence, le Salarié percevra une indemnité mensuelle d’un montant brut correspondant à 30% de la rémunération mensuelle brute fixe moyenne versée au Salarié au titre des douze derniers mois précédant la rupture du Contrat. Cette indemnité inclue l’indemnité compensatrice de congés payés.

La Société se réserve le droit de renoncer à l’application de la présente clause et le Salarié ne pourra plus prétendre au versement de l’indemnité de non-concurrence. La Société en informera le Salarié par lettre recommandée avec demande d’avis de réception dans les 15 jours ouvrables à compter de la notification de la rupture du Contrat.

Toute violation des dispositions de la présente clause par le Salarié libère la Société du versement de l’indemnité de non-concurrence et rend le Salarié redevable des sommes reçues à ce titre.

Par ailleurs, en cas de violation de cette interdiction, le Salarié s’expose au paiement d’une indemnité forfaitaire égale à la rémunération de ses six (6) derniers mois d’activité sans préjudice du droit pour la Société de faire cesser ladite violation par tout moyen et de demander réparation de l’entier préjudice subi.
Considering the nature of the Employee’s duties, and the responsibilities he will have, the Parties agree that a non-compete obligation will be effective at the end of the employment relationship, i.e. on the date of termination of the Employee’s duties at the Company.

After this employment Contract has terminated, and in order to protect the legitimate interests of the Company, the Parties agree that the Employee undertakes not to directly or indirectly carry out any activity that would compete with that of the Company and, in particular, any activity related to manufacturing or marketing of solutions that identify and protect people, products and places.

The prohibition on competition will remain binding for a period of 12 months, starting on the date of termination of the Employee’s duties at the Company.

This non-compete duty shall apply to the following territories: Belgium and France.

The Employee acknowledges that the conditions in which the above non-compete duty applies will not prevent him from carrying out an activity that corresponds to his training and experience, and will not impact his freedom to work.

In the event that the non-compete clause is implemented, the Employee shall receive a gross monthly compensation amounting to 30% of the monthly gross average base salary paid to the Employee for the last 12 months prior to the termination of the Contract. This compensation includes compensation in lieu of paid leave.

The Company reserves the right to waive this clause and the Employee would no longer be entitled to claim for the payment of the non-compete compensation. The Employee will receive written notice thereof by registered letter with acknowledgement of receipt, within 15 working days following the notice of termination of the Contract.

In the event that the Employee breaches this clause, the Company would be released from paying the non-compete compensation and the Employee would be liable for any sums paid in this respect.

Furthermore, in the event of a breach, the Employee would be liable for the payment of an all-inclusive contractual compensation equal to the remuneration for his last six (6) months of activity, subject to the Company’s right to obtain the cessation of the breach by all available means, and to fully remedy any loss suffered.

Article 8 – Absence de modification des autres dispositions du Contrat	Article 8 – Absence of modification of the other provisions of the Contract
Les autres clauses du Contrat demeurent inchangées. Le présent avenant a été établi en deux exemplaires originaux dont un a été remis au Salarié.	The other clauses of the Contract remain unchanged. This amendment has been drawn up in two original copies, one of which has been given to the Employee.
Article 9 – Divers	Article 9 – Miscellaneous
Le présent avenant au Contrat a été établi en français et en anglais.

En cas de contradiction entre la version française et la version anglaise de l’avenant au Contrat, la version française fera foi.

L’avenant au Contrat est régi par le droit français.
This amendment to the Contract has been drawn up in English and French.

In the event of any contradiction between the French and English versions of the amendment to the Contract, the French version shall prevail.

The amendment to the Contract shall be governed by French law.

Executed in Roncq, January 7, 2020.

/s/ PASCAL DEMAN
Pascal Deman

/s/ J. MICHAEL NAUMAN
J. Michael Nauman
President of Brady Groupe S.A.S.